Exhibit 99.1

U.S. Cellular will hold a teleconference on March 10, 2003, at 10:00 a.m. Chicago time. Interested parties may listen to the call live over the Internet at:
http://www.firstcallevents.com/service/ajwz376516019gf12.html

Contact:	Kenneth R. Meyers, Executive Vice President - Finance - U.S. Cellular (773) 399-8900 kmeyers@uscellular.com

Mark A. Steinkrauss, Vice President - Corporate Relations - TDS (312) 592-5384 mark.steinkrauss@teldta.com

FOR RELEASE: IMMEDIATE

U.S. CELLULAR AND AT&T WIRELESS TO EXCHANGE WIRELESS ASSETS
Transaction Enhances U.S. Cellular’s Position in Several Markets

March 10, 2003, Chicago, Illinois – United States Cellular Corporation [AMEX:USM] today announced that it has entered into a definitive agreement with AT&T Wireless (NYSE:AWE) to exchange wireless properties that will enhance the operations of both companies.

For a map showing the properties, please click on
http://www.teldta.com/whatsnew/feature032003.html.

U.S. Cellular will acquire 10 and 20 MHz PCS licenses in 13 states, representing 12.2 million incremental population equivalents contiguous to existing properties and 4.4 million population equivalents that overlap existing properties. Markets U.S. Cellular will acquire in the transaction include Oklahoma City, Okla., St. Louis and Springfield, Mo., Indianapolis, Ind., Burlington, Vt. and Portland, Maine. U.S. Cellular will not acquire any customers or network. A complete list of all the properties U.S. Cellular will acquire can be found in Exhibit A.

U.S. Cellular will also acquire AT&T Wireless minority interests in six U.S. Cellular-controlled markets. Additionally, U.S. Cellular will receive approximately $31 million in cash.

AT&T Wireless will receive U.S. Cellular wireless assets in 10 markets in Florida and Georgia. The assets will include 25MHz A block cellular licenses and the network, customers and associated assets of those markets. The licenses to be transferred to AT&T Wireless represent 1.5 million population equivalents and include approximately 141,000 customers. For 2002, total revenue from these markets was $107 million and operating income excluding certain shared services costs was $25 million. The transaction is subject to regulatory approvals and is expected to close in the third quarter of this year.

John E. Rooney, president and chief executive officer, commented: “We are very excited about this transaction and the growth opportunity it provides. It gives us the opportunity to substantially improve our competitive position in our Midwest and Northeast markets. We will now be in a position to offer more competitive local and regional calling plans encompassing broader areas than we have been able to do in the past.

“Today’s announcement is a clear manifestation of our corporate strategy. We have said for some time that we need to strengthen our regional footprint through purchase or trade, building on our strengths and exiting other markets. This transaction does just that!" Rooney added.

Falkenberg Capital Corporation of Denver, Colo. represented U.S. Cellular in the transaction.

Based in Chicago, U.S. Cellular manages and invests in wireless systems throughout the United States serving 149 wireless markets in its consolidated operations. The company differentiates itself based on superior customer service, a high quality network of over 3,900 cell sites and a broad distribution network of more than 2,100 sales and service locations, and has approximately 6,100 associates.

All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: the ability of the Company to manage and grow the operations of the Chicago MTA; changes in the overall economy; changes in competition in the markets in which the Company operates; advances in telecommunications technology; changes in the telecommunications regulatory environment; changes in the value of investments, including variable prepaid forward contracts; changes in the capital markets that could restrict the availability of financing; pending and future litigation; acquisitions/divestitures of properties and/or licenses; changes in customer growth rates, penetration rates, churn rates, roaming rates and the mix of products and services offered in the Company’s markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents filed by the Company with the Securities and Exchange Commission.

U.S. Cellular will hold a teleconference on March 10, 2003, at 10:00 a.m. Chicago time. Interested parties may listen live over the Internet at http://www.firstcallevents.com/service/ajwz376516019gf12.html or connect by telephone at 888/245-6674 leader: Mark Steinkrauss for U.S. Cellular. The conference call will be archived on the conference call section of our website at www.teldta.com.

U.S. Cellular’s website is www.uscellular.com.

Exhibit A

BTA	Market	MHz

140	Fayetteville-Springdale-Rogers, AR	10
153	Ft. Smith, AR	10
67	Carbondale-Marion, IL	20
308	Mt. Vernon-Centralia, IL	10
15	Anderson, IN	10
47	Bloomington-Bedford, IN	10
93	Columbus, IN	10
204	Indianapolis, IN	10
233	Kokomo-Logansport, IN	10
235	Lafayette, IN	10
280	Marion, IN	10
309	Muncie, IN	10
373	Richmond, IN	10
442	Terre Haute, IN	20
457	Vincennes-Washington, IN	10
150	Ft. Dodge, IA	10
421	Sioux City, IA	10
247	Lawrence, KS	10
472	Wichita, KS	10
357	Portland, ME	10
33	Battle Creek, MI	20
209	Jackson, MI	10
223	Kalamazoo, MI	20
66	Cape Giradeau-Sikeston, MO	20
90	Columbia, MO	10
217	Jefferson City, MO	10
355	Poplar Bluff, MO	10
383	Rolla, MO	10
394	St. Louis, MO	10
428	Springfield, MO	20
256	Lincoln, NE	10
332	Omaha, NE	10
249	Lebanon, NH	10
329	Oklahoma City, OK	10
63	Burlington, VT	10
297	Milwaukee, WI	10

Minority interests to be acquired

LaCrosse, WI	Dubuque, IA
Manchester-Nashua, NH	Racine, WI
Lewiston-Auburn, ME	Bangor, ME